EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (In Millions)







                                                          Predecessor Company                  Successor Company
                                                                              April 1,      September 18,  Pro Forma
                                                                              1995 to          1995        Year Ended
                                                  Year Ended March 31,     September 17,     March 31,      March 31,
                                             -----------------------------
                                              1992    1993    1994    1995      1995           1996           1996
======================================================================================================================
                                             (pound) (pound) (pound) (pound)   (pound)        (pound)        (pound)


Fixed charges:
    Interest expense on debt                   15.7    13.6    10.8    11.3       5.3           28.0          67.0
======================================================================================================================
Earnings:
    Consolidated net income                    62.3    77.7    92.9    85.9      22.3           59.0          58.0
    Extraordinary loss (gain)                   0.0     0.0     0.0    20.0       0.0           (6.0)         (6.0)
    Consolidated provision for income taxes    20.7    23.4    23.9    25.6       7.4           28.0          31.0
    Discontinued operations, net                0.0     0.0    (2.1)   (1.3)      0.0            0.0           2.0
    Fixed charges                              15.7    13.6    10.8    11.3       5.3           28.0          67.0
----------------------------------------------------------------------------------------------------------------------
                                               98.7   114.7   125.5   141.5      35.0          109.0         152.0
======================================================================================================================

Ratio of earnings to fixed charges              6.3     8.4    11.6    12.5       6.6            3.9           2.3
======================================================================================================================

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